PROSPECTUS SUPPLEMENT (To Prospectus dated July 7, 2003)	Filed Pursuant to Rule No. 424(b)(3) REGISTRATION NO. 333-96063

1,000,000,000 Depositary Receipts
B2B Internet HOLDRS (SM) Trust

        This prospectus supplement supplements information contained in the prospectus dated July 7, 2003 relating to the sale of up to 1,000,000,000 depositary receipts by the B2B Internet HOLDRS (SM) Trust.

        The share amounts specified in the table in the “Highlights of B2B Internet HOLDRS” section of the base prospectus shall be replaced with the following:

Name of Company	Ticker	Share Amounts	Primary Trading Market
Agile Software Corporation	AGIL	4	NASDAQ
Ariba, Inc.	ARBA	14	NASDAQ
CheckFree Corporation	CKFR	4	NASDAQ
Commerce One, Inc.	CMRC	1.2	NASDAQ
FreeMarkets, Inc.	FMKT	3	NASDAQ
Internet Capital Group, Inc.(1)	ICGE	0.75	NASDAQ
Pegasus Solutions, Inc.	PEGS	2	NASDAQ
QRS Corporation	QRSI	1	NASDAQ
Retek, Inc.	RETK	3	NASDAQ
SciQuest, Inc.	SQST	0.4	NASDAQ
VerticalNet, Inc.	VERT	0.6	NASDAQ

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(1)	Internet Capital Group, Inc. (NASDAQ:ICGE) announced a 1-for-20 reverse stock split effective May 10, 2004. Effective May 10, 2004 the share amount of Internet Capital Group, Inc. represented by a round lot of 100 B2B Internet HOLDRS was 0.75.

        The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

The date of this prospectus supplement is June 30, 2004.